Exhibit 99.1

2012 Route 9W ● Milton, NY 12547 ● 845-795-2020

Sono-Tek Reports Third Quarter and Nine Months Fiscal 2025 Financial Results

-Reports Third Consecutive Quarter of Revenue above $5 million

-First Nine Months Revenue Growth of 3% YOY

- Backlog Remains Strong at $10.6 Million

- Provides Guidance for Revenue of over $20 million and Continued Profitability for Fiscal Year 2025

MILTON, N.Y., January 13, 2025 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for the third quarter and nine months of fiscal year 2025, ended November 30, 2024.

Third Quarter and Nine Months Fiscal 2025 Highlights (compared with the third quarter of fiscal 2024 unless otherwise noted. The three-month periods ended November 30, 2024 and 2023 are referred to as the third quarter of fiscal 2025 and fiscal 2024, respectively.)

•	Net sales for the third quarter of fiscal 2025 were $5,190,595, compared to last year’s record results of $5,690,022 and up sequentially from $5,162,000. Sales in the third quarter of fiscal 2024 benefitted from supply chain improvements that cleared a backlog of orders, particularly in the Alternative/Clean Energy and Medical markets. Third quarter of fiscal 2025 results were impacted by lower sales in the Industrial and Medical markets and reduced revenue from the U.S. and EMEA regions.
•	Sales to the Alternative/Clean Energy market grew 42% to $3.0 million, positively impacted by a growing number of Sono-Tek’s customers transitioning from our R&D systems to production scale systems that carry much higher average selling prices (ASPs).
•	Multi-Axis Coating systems sales increased 20%, or $600,000, to $3.56 million in the third quarter of fiscal 2025, which included a $1.12M production system.
•	The other revenue category, which includes spare parts and service-related activities, increased 24% to $1.22 million, significantly impacted by a strong quarter for service-related activities, which is a growing revenue stream.
•	The Gross Profit percentage declined to 45% compared to an all-time high of 51% in the third quarter of fiscal 2024. The decline was influenced by a higher proportion of international sales, which commonly include international distributor discounts, product mix and the reclass of specific labor expenses from the engineering department to cost of goods sold.
•	Operating income declined to $197,637 versus $720,522 last year; and up from $103,481 the year before. Decreased operating income was due to the decrease in gross profit.
•	Income before taxes was $313,990 versus $890,364 last year due to the decrease in gross profit.
•	Record first nine months fiscal 2025 revenue increased by 3% year over year to $15.4 million compared to $14.9 million, supported by contributions from several new products.
•	As of November 30, 2024, the Company had no outstanding debt and held $12.7M in cash, cash equivalents, and marketable securities.

Backlog and Expected Revenue Growth for Fiscal Year 2025

•	Total equipment and service-related backlog remained strong at $10,564,060, compared to $10,671,260 million at the end of the third quarter of fiscal 2024.
•	Continued revenue growth is expected for the full fiscal year ending February 28, 2025, which is projected to be a record high of over $20 million, fueled by shipments from Sono-Tek’s strong backlog and projected new and reoccurring orders.

Dr. Christopher L. Coccio, Executive Chairman, stated, “Overall, we remain pleased with our performance this fiscal year, especially given the backdrop of the dramatic increase in last year’s third quarter results as we came out of supply chain restrictions to have our best quarter ever last year. With our third quarter of fiscal 2025 results lower than last year’s third quarter, we still had a very good quarter with revenue up sequentially, and the nine months show a continuing revenue trend of $5M plus for the past three consecutive quarters. Going forward, shareholders should expect to see some variability in reported quarterly results due to larger system orders with high ASP’s, that can often take several quarters to deliver. We remain pleased with the overall direction of the business, as reflected by our strong backlog, and expect continued growth for the full fiscal year 2025. As we close our fiscal year in the coming months and enter our 50th year in business in 2025, we are excited to report projected revenue of over $20 million for the first time with continued profitability, a fitting milestone and achievement we are extremely proud to share.”

Steve Harshbarger, CEO & President of Sono-Tek, remarked, “We continue to be excited by our growth strategies taking hold with customers moving through R&D and pilot systems to complex large-scale production systems. Importantly, these more advanced systems come with significantly higher ASPs. We also remain excited about our prospects for attracting additional high-volume, high-ASP production system orders in fiscal year 2026 and beyond. With solid customer demand fueling our backlog and our strong balance sheet, we remain focused on continued execution and look forward to building on our record revenues.”

Third Quarter Fiscal 2025 Results
(Narrative compares with prior-year period unless otherwise noted) ($ in thousands)

	Three Months Ended November 30,		Change
	2024	2023	$	%
Net Sales	$5,191	$5,690	(499)	(9%	)
Gross Profit	$2,343	$2,926	(583)	(20%	)
Gross Profit %	45%	51%

Operating Income	$198	$721	(523)	(73%	)
Operating Margin	4%	13%

Net Income	$274	$690	(416)	(60%	)
Net Margin	5%	12%

Third Quarter Fiscal 2025 Product and Market Sales Overview

Net sales decreased 9% to $5,191,000 compared to $5,690,000 in the third quarter of fiscal 2024 which reflected a strong recovery from supply chain constraints. Net sales increased 1% sequentially compared to $5,162,000 million in the second quarter of fiscal 2025. The increase was primarily driven by increased demand for our Multi-Axis Coating systems which are commonly used in the clean energy sector.

•	Multi-Axis Coating systems sales grew by 20%, or $600,000, to $3.56 million in the third quarter of fiscal 2025.
•	Integrated Coating System sales decreased by 94% due to very strong orders in the prior year quarter.
•	Fluxing system sales increased 15% and are expected to further rebound with recent significant distributor changes that should positively impact sales for the remaining quarter of the fiscal year and fiscal year 2026.
•	OEM sales dipped slightly due to many OEM partners having previously built-up excess inventory to combat supply chain concerns and partially due to a reduction in sales of our China based OEM partners’ products due to China’s struggling economy.
•	Other revenue increased to $1.22 million or 24% due to an increase in spare parts and service-related revenue, which is a growing revenue stream.

Sales to the Alternative/Clean Energy market grew 42% to $3.0 million, positively impacted by a growing number of Sono-Tek’s customers transitioning from our R&D systems to production scale systems that carry much higher ASPs. Sono-Tek platforms are used in the production of advanced solar cells, and manufacturing of critical membranes for carbon capture, green hydrogen generation, and fuel cell applications.

Electronics market sales decreased 26% or $358,000, Medical sales decreased by 33% or $443,000, Industrial sales declined by 59% or $439,000 and Emerging R&D were down 89% or 135,000 as a result of many R&D projects successfully transitioning over to other market baskets as they have matured.

Approximately 54% of sales were to the U.S. and Canada compared to 60% in the comparable period of fiscal 2024. Sales to the U.S. and Canada decreased by 17% while Asia Pacific (APAC) sales increased by 64%. Sales to Europe, Middle East, Asia (EMEA) decreased by 35% while Latin American sales increased by 165% due to a large order in the medical device sector.

At the end of the third quarter of fiscal 2025, total equipment-related and service-related backlog was $10,564,060 compared to $10,671,260 at the end of the third quarter of fiscal 2024.

Third Quarter FY 2024 Financial Overview

Gross profit was $2.34 million, a decrease of 20%, compared with $2.93 million for the third quarter of fiscal 2024. The gross profit percentage was 45% compared to 51% for the prior year period.

Operating expenses were $2.15 million, a 3% decrease from $2.21 in the prior year period.

Research and product development costs decreased 19% to $628,000 primarily due to a decrease in salary associated with the departure of a senior engineer, a decrease in research and development materials and the reallocation and recharacterization of specific labor expenses from the engineering department to cost of goods sold that started in the fourth quarter of fiscal year 2024. The reallocation of the labor expenses is an outcome of the completion of several successful R&D endeavors.

Marketing and selling expenses decreased slightly in the third quarter of fiscal 2025 due to a decrease in salary expense which was partially offset by an increase in commissions. The decrease in salary expense is due to the reallocation of CEO Steve Harshbarger’s salary to the General and Administrative category.

General and administrative expenses increased 24% to $589,000 primarily due to increased salaries, legal and audit fees, corporate expenses and stock-based compensation.

In the third quarter of fiscal 2025, operating income decreased 73% to $198,000 compared to $721,000 in the prior year period. The current period’s decrease in operating income is a result of a decrease in revenue and gross profit offset by a decrease in operating expenses. Operating margin for the quarter decreased to 4% compared with 13% in the prior year period.

Interest and dividend income and unrealized loss on marketable securities decreased to $116,000 compared to $170,000 in the prior year period.

Net income decreased by $416,000 or 60% to $274,000 for the third quarter of fiscal 2025 compared with $690,000 for the third quarter of fiscal 2024. The decrease in net income during the third quarter is primarily the result of a decrease in revenue and gross profit combined with decreases in operating expenses and income tax expense.

Diluted weighted average shares outstanding were 15,771,511 compared to 15,776,972 for the prior year period.

Nine Month Fiscal 2025 Results
(Narrative compares with prior-year period unless otherwise noted) ($ in thousands)

	Nine Months Ended November 30,		Change
	2024	2023	$	%
Net Sales	$15,383	$14,932	451	3%
Gross Profit	$7,314	$7,504	(190)	(3%	)
Gross Profit %	48%	50%

Operating Income	$722	$1,195	(473)	(40%	)
Operating Margin	5%	8%

Net Income	$946	$1,285	(339)	(26%	)
Net Margin	6%	9%

First Nine Months FY 2025 Overview

Net Sales for the first nine months of fiscal 2025 increased by 3% or $451,000 to $15,383,000, driven by increased sales of high ASP production systems, using our multi-axis coating equipment and integrated coating systems, primarily to the clean energy market. Gross Profit decreased 3% or $190,000 to $7,314,000. The gross profit percentage decreased by 200 basis points to 48% compared with 50% in the prior year period. The decrease in gross profit is due to product mix and the reallocation and recharacterization of specific labor expenses from the engineering department to cost of goods sold that started in the fourth quarter of fiscal year 2024 as an outcome of the completion of several successful R&D endeavors.

Operating income decreased 40% to $722,000 compared with $1,195,000 for the first nine months of fiscal 2024. Net income decreased 26% to $946,000, or $0.06 per share, for the first nine months of fiscal 2025 compared with $1,285,000, or $0.08 per share, for the first nine months of fiscal 2024. Diluted weighted average shares outstanding were 15,771,039 compared to 15,775,675 for the prior year period.

Balance Sheet and Cash Flow Overview

At November 30, 2024, cash, cash equivalents and marketable securities totaled $12.7 million, Sono-Tek had no debt on its balance sheet and stockholders’ equity was $17.4 million.

Capital expenditures in the first nine months of fiscal 2025 were $403,000, which were invested in ongoing upgrades to the Company’s manufacturing facilities. Sono-Tek anticipates capital expenditures will total approximately $500,000 in fiscal year 2025.

About Sono-Tek

Sono-Tek Corporation is a global leader in the design and manufacture of ultrasonic coating systems that are shaping industries and driving innovation worldwide.  Our ultrasonic coating systems are used to apply thin films onto parts used in diverse industries including microelectronics, alternative energy, medical devices, advanced industrial manufacturing, and research and development sectors worldwide.  Sono-Tek's inroads into the clean energy sector are showing transformative results in next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture applications.

Our product line is rapidly evolving, transitioning from R&D to high-volume production machines with significantly higher average selling prices, showcasing our market leadership and adaptability. Our comprehensive suite of thin film coating solutions and application consulting services are expected to generate unparalleled results for our clients and help some of the world's most promising companies achieve technological breakthroughs and bring them to the market. The Company strategically delivers its products to customers through a network of direct sales personnel, carefully chosen independent distributors, and experienced sales representatives, ensuring efficient market reach across diverse sectors around the globe.

The Company’s solutions are environmentally friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; the recovery of the Electronics/Microelectronics and Medical markets; rebound of sales to the industrial market in the fourth quarter of fiscal year 2025; maintenance of increased order backlog; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues and income within the forecasted range of sales guidance.

For more information:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations

Kirin Smith

PCG Advisory, Inc.

ksmith@pcgadvisory.com

-FINANCIAL TABLES FOLLOW –

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	November 30, 2024 (Unaudited)	February 29, 2024
ASSETS

Current Assets:
Cash and cash equivalents	$8,098,750	$2,134,786
Marketable securities	4,582,428	9,711,351
Accounts receivable (less allowance of $12,225)	2,279,304	1,470,711
Inventories	4,737,510	5,221,980
Prepaid expenses and other current assets	123,298	207,738
Total current assets	19,821,290	18,746,566

Land	250,000	250,000
Buildings, equipment, furnishings and leasehold improvements, net	2,713,682	2,832,156
Intangible assets, net	39,931	47,566
Deferred tax asset	1,511,459	1,255,977

TOTAL ASSETS	$24,336,362	$23,132,265

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,116,831	$1,049,742
Accrued expenses	1,925,036	1,739,478
Customer deposits	3,363,301	3,419,706
Income taxes payable	213,350	414,807
Total current liabilities	6,618,518	6,623,733

Deferred tax liability	317,070	229,534
Total liabilities	6,935,588	6,853,267

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,751,153 and 15,750,880 shares issued and outstanding, respectively	157,512	157,509
Additional paid-in capital	9,946,460	9,770,387
Accumulated earnings	7,296,802	6,351,102
Total stockholders’ equity	17,400,774	16,278,998

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,336,362	$23,132,265

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended November 30,		Three Months Ended November 30,
	2024	2023	2024	2023

Net Sales	$15,383,416	$14,932,157	$5,190,596	$5,690,022
Cost of Goods Sold	8,069,633	7,428,348	2,847,397	2,764,013
Gross Profit	7,313,783	7,503,809	2,343,199	2,926,009

Operating Expenses
Research and product development costs	2,054,846	2,221,712	627,543	776,013
Marketing and selling expenses	2,814,804	2,700,327	929,196	955,017
General and administrative costs	1,722,210	1,387,006	588,823	474,457
Total Operating Expenses	6,591,860	6,309,045	2,145,562	2,205,487

Operating Income	721,923	1,194,764	197,637	720,522

Interest and Dividend Income	359,248	379,949	131,518	149,666
Net unrealized gain/(loss) on marketable securities	38,776	31,031	(15,165)	20,176

Income Before Income Taxes	1,119,947	1,605,744	313,990	890,364

Income Tax Expense	174,247	320,896	39,812	200,195

Net Income	$945,700	$1,284,848	$274,178	$690,169

Basic Earnings Per Share	$0.06	$0.08	$0.02	$0.04

Diluted Earnings Per Share	$0.06	$0.08	$0.02	$0.04

Weighted Average Shares - Basic	15,750,980	15,743,224	15,751,152	15,744,543

Weighted Average Shares - Diluted	15,771,039	15,775,675	15,771,511	15,776,972

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

PRODUCT, MARKET, AND GEOGRAPHIC SALES

(Unaudited)

Product Sales

	Three Months Ended November 30,		Change			Nine Months Ended November 30,		Change
	2024	2023	$	%		2024	2023	$	%
Fluxing Systems	$71,000	$62,000	9,000	15%		$324,000	$503,000	(179,000)	(36%	)
Integrated Coating Systems	81,000	1,418,000	(1,337,000)	(94%	)	2,850,000	2,579,000	271,000	11%
Multi-Axis Coating Systems	3,563,000	2,962,000	601,000	20%		8,158,000	7,648,000	510,000	7%
OEM Systems	259,000	268,000	(9,000)	(3%	)	796,000	1,078,000	(282,000)	(26%	)
Other	1,217,000	980,000	237,000	24%		3,255,000	3,124,000	131,000	4%
TOTAL	$5,191,000	$5,690,000	(499,000)	(9%	)	$15,383,000	$14,932,000	451,000	3%

Market Sales

	Three Months Ended November 30,		Change			Nine Months Ended November 30,		Change
	2024	2023	$	%		2024	2023	$	%
Electronics/Microelectronics	$1,016,000	$1,374,000	(358,000)	(26%	)	$4,060,000	$3,724,000	336,000	9%
Medical	897,000	1,340,000	(443,000)	(33%	)	2,156,000	3,452,000	(1,296,000)	(38%	)
Alternative Energy	2,959,000	2,083,000	876,000	42%		7,740,000	4,735,000	3,005,000	63%
Emerging R&D and Other	17,000	152,000	(135,000)	(89%	)	57,000	315,000	(258,000)	(82%	)
Industrial	302,000	741,000	(439,000)	(59%	)	1,370,000	2,706,000	(1,336,000)	(49%	)
TOTAL	$5,191,000	$5,690,000	(499,000)	(9%	)	$15,383,000	$14,932,000	451,000	3%

Geographic Sales

	Three Months Ended November 30,		Change			Nine Months Ended November 30,		Change
	2024	2023	$	%		2024	2023	$	%
U.S. & Canada	$2,823,000	$3,421,000	(598,000)	(17%	)	$9,409,000	$8,988,000	421,000	5%
Asia Pacific (APAC)	1,114,000	681,000	433,000	64%		1,994,000	1,790,000	204,000	11%
Europe, Middle East, Asia (EMEA)	957,000	1,476,000	(519,000)	(35%	)	3,338,000	3,057,000	281,000	9%
Latin America	297,000	112,000	185,000	165%		642,000	1,097,000	(455,000)	(41%	)
TOTAL	$5,191,000	$5,690,000	(499,000)	(9%	)	$15,383,000	$14,932,000	451,000	3%